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                                                         OMB APPROVAL
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                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                SCHEDULE 13G


                 UNDER THE SECURITIES EXCHANGE ACT OF 1934

                       (AMENDMENT NO. ______________)*


                              NetGravity, Inc.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                                Common Stock
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                       (Title of Class of Securities)

                             641114   10   3
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                              (CUSIP Number)

                             December 31, 1998
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          (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
   / /   Rule 13d-1(b)
   / /   Rule 13d-1(c)
   /X/   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.

SEC 1745 (3-98)

                                    1 of 4 pages
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CUSIP No.  641114   10   3

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   1.  Names of Reporting Persons.
       I.R.S. Identification Nos. of above persons (entities only).
               John W. Danner
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   2.  Check the Appropriate Box if a Member of a Group (See Instructions)

       (a)

       (b)
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   3.  SEC Use Only
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   4.  Citizenship or Place of Organization
       United States
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Number of             5.  Sole Voting Power          1,394,632 (1)
Shares Bene-         ----------------------------------------------------------
ficially              6.  Shared Voting Power
Owned by Each        ----------------------------------------------------------
Reporting             7.  Sole Dispositive Power     1,394,632 (1)
Person With:         ----------------------------------------------------------
                      8.  Shared Dispositive Power
-------------------------------------------------------------------------------
   9.  Aggregate Amount Beneficially Owned by Each Reporting Person 1,394,632(1)
-------------------------------------------------------------------------------
  10. Check if the Aggregate Amount in Row (11) Excludes Certain Shares (See Instructions)
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  11.  Percent of Class Represented by Amount in Row (11)        10.3%  (2)
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  12.  Type of Reporting Person (See Instructions)     IN
-------------------------------------------------------------------------------

(1) As of December 31, 1998.
(2) Percentage based, pursuant to Rule 13d-1(j) of the Securities Exchange Act of 1934, on the 13,531,948 shares of Common Stock of the Issuer outstanding as of October 31, 1998, as reported in the Issuer's Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998.

                                    2 of 4 pages
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ITEM 1.

   (a)   Name of Issuer: NETGRAVITY, INC.
   (b)   Address of Issuer's Principal Executive Offices:
                                              1900 S. NORFOLK STREET, SUITE 150
                                              SAN MATEO, CA  94403
ITEM 2.

   (a)   Name of Person Filing: JOHN W. DANNER
   (b)   Address of Principal Business Office or, if none, Residence:
                                              1900 S. NORFOLK STREET, SUITE 150
                                              SAN MATEO, CA  94403
   (c)   Citizenship: U.S.
   (d)   Title of Class of Securities: COMMON STOCK
   (e)   CUSIP Number: 641114  10  3

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

   (a)   / /   Broker or dealer registered under section 15 of the Act
               (15 U.S.C. 78o).
   (b)   / /   Bank as defined in section 3(a)(6) of the Act (15
               U.S.C. 78c).
   (c)   / /   Insurance company as defined in section 3(a)(19) of the
               Act (15 U.S.C. 78c).
   (d)   / /   Investment company registered under section 8 of the
               Investment Company Act of 1940 (15 U.S.C. 80a-8).
   (e)   / /   An investment advisor in accordance with
               Section 240.13d-1(b)(1)(ii)(E);
   (f)   / /   An employee benefit plan or endowment fund in
               accordance with Section 240.13d-1(b)(1)(ii)(F);
   (g)   / /   A parent holding company or control person in
               accordance with Section 240.13d-1(b)(1)(ii)(G);
   (h)   / /   A savings associations as defined in Section 3(b) of
               the Federal Deposit Insurance Act (12 U.S.C. 1813);
   (i)   / /   A church plan that is excluded from the definition of
               an investment company under section 3(c)(14) of the
               Investment Company Act of 1940 (15 U.S.C. 80a-3);
   (j)   / /   Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

ITEM 4.  OWNERSHIP

   Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1 as of December 31, 1998.

   (a)   Amount of beneficially owed: 1,394,632
                                      ------------------.
   (b)   Percent of class: 10.3% (1)
                          -----------------.
   (c)   Number of shares as to which the person has:

         (i)    Sole power to vote or to direct the vote 1,394,632
                                                         --------------.
         (ii)   Shared power to vote or to direct the vote 0
                                                           ------------.
         (iii)  Sole power to dispose or to direct the
                disposition of 1,394,632
                               -----------------------.
         (iv)   Shared power to dispose or to direct the
                disposition of               0
                              ----------------------------.
(1) Percentage based, pursuant to Rule 13d-1(j) of the Securities Exchange Act of 1934, on the 13,531,948 shares of Common Stock of the Issuer outstanding as of October 31, 1998, as reported in the Issuers Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1998.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

   If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following / / N/A

                                    3 of 4 pages
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ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

                                                           N/A

ITEM 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH
         ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

                                                           N/A

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

                                                           N/A

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

                                                           N/A

ITEM 10. CERTIFICATION

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not in connection with or as a participant in any transaction having that purpose or effect.

                                     SIGNATURE

   After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set in this statement is true, complete and correct.

                                       February 11, 1999
                                       ---------------------------------------
                                                        Date


                                       /s/ John W. Danner
                                       ---------------------------------------
                                                     Signature


                                       John W. Danner
                                       ---------------------------------------
                                                  Name/Title